Exhibit 23

Consent of Independent Registered Public Accounting Firm

To: Pacific Premier Bancorp, Inc., and Subsidiaries

We consent to the incorporation of our report dated February 11, 2005 on the consolidated financial statements of Pacific Premier Bancorp and Subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in its Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ VAVRINEK, TRINE, DAY & CO., LLP
Vavrinek, Trine, Day & Co., LLP
Certified Public Accountants
Rancho Cucamonga, California
February 11, 2005